UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 11, 2013

RACKWISE, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-1763172	27-0997534
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2365 Iron Point Road, Suite 190 Folsom, CA 95630

(Address of principal executive offices, including zip code)

(888) 818-2385

(Registrant’s telephone number, including area code)

(Former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01 Entry into a Material Definitive Agreement.

See Item 3.02 below which is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 3.02 below which is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

On June 11, 2013 Rackwise, Inc. (the “Company”) closed on the sale of $1,726,335 in units at a price of $10,000 per unit to Navesink RACK, LLC and Black Diamond Financial Group LLC and its affiliates (collectively, the “Purchasers”). This was the initial closing under the offering in which the Company is offering up to $5,000,000 in units to the Purchasers. Each unit consists of (i) $10,000 principal amount of secured convertible promissory notes (the “Notes”) and (ii) 80,000 5-year warrants (the “Warrants”), each to purchase one share of common stock at a price of $0.01 per share at any time after the maturity date of the Notes. The Notes mature one year from the date of issuance and are convertible at any time, in whole or in part, at the option of the holder, into shares of the Company’s common stock at a price per share equal to the lesser of (i) $0.05 and (ii) 80% of the five day value weighted average price for the Company’s common stock for the five trading days immediately preceding the conversion date. Alternatively, the Purchasers may, collectively, on a one-time basis, as the result of making an aggregate investment in excess of $1,500,000, at any time during the term of the Notes, convert the Notes, including all accrued interest due thereon, into shares of the Company’s common stock (the “Conversion Shares”) which, upon issuance, will represent 85% of the Company’s issued and outstanding common shares on a fully diluted basis. By agreement, the Purchasers will each receive 50% of the Conversion Shares without regard to their respective subscription amounts. The Purchasers may determine to convert the Notes prior to the completion of the offering. In such event, subscriptions for additional units otherwise issuable to the Purchasers in connection with subsequent subscriptions, will be treated as contributions to capital. In conjunction with such a conversion and the issuance of the Conversion Shares, the Warrants shall be cancelled. As collateral security for the Company’s obligations under the Notes and related documents executed in connection with the offering, the Company and Visual Network Design, Inc., a Delaware corporation and the Company’s wholly-owned subsidiary (“VNDI”), granted the Purchasers a security interest in all of the Company’s and VNDI’s assets pursuant to the terms of the Security Agreement, dated as of June 11, 2013 (the “Security Agreement”). To further secure the Company’s obligations, VNDI executed a Guarantee, dated as of June 11, 2013 (the “Guaranty”), pursuant to which VNDI agreed to guaranty the Company’s obligations owed to the Purchasers. The Notes are junior in priority to the Company’s indebtedness to its factor, trade debt and an outstanding note obligation. The closing included the conversion of $1,146,570 of Company debt incurred by the Company or assumed by the Purchasers during April and May 2013 and the payment of approximately $112,132 in placement agent fees and commissions. The offering is necessary to enable the Company to facilitate the continuation of operations and is part of the Company’s restructuring plan which includes a proposed reverse stock split intended to increase the market price of the Company’s common stock and thereby increase the marketability and liquidity of the Company’s common stock. See Item 8.01 of the Company’s Current Report on Form 8-K dated May 29, 2013 which is incorporated herein by reference. Black Diamond Financial Group LLC is the Company’s principal shareholder. All of the members of Navesink RACK, LLC purchased Company equity and/or debt securities in prior Company offerings. One of the managing members of Navesink RACK, LLC is a principal shareholder of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RACKWISE, INC.

Dated: June 13, 2013	By:	/s/ Guy A. Archbold
Guy A. Archbold Chief Executive Officer, President and Chairman of the Board